United States
Securities and Exchange Commission
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 26, 2010

SHUFFLE MASTER, INC.
(Exact name of registrant as specified in its charter)

Minnesota (State or Other Jurisdiction of Incorporation or Organization)	0-20820 (Commission File Number)	41-1448495 (IRS Employer Identification No.)
1106 Palms Airport Drive Las Vegas, Nevada (Address of Principal Executive Offices)	89119-3720 (Zip Code)
Registrant’s telephone number, including area code: (702) 897-7150

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Paragraph (b)

On April 26, 2010, Shuffle Master, Inc. (NASDAQ Global Select Market: SHFL) (either the “Company,” “we” or “our”) issued a press release announcing that Chief Executive Officer, Timothy J. Parrott, based upon his medical condition, shall no longer serve as the Company’s CEO or as a member of its Board of Directors.

Paragraph (c)

The Company  announced that our Board of Directors (“Board”) has elected, on an interim basis, Chairman of the Board, Phillip C. Peckman, as CEO, and Director Garry W. Saunders as non-executive Chairman of the Board, also on an interim basis, replacing Mr. Peckman.  The Board’s Governance Committee will promptly initiate a search for a new CEO.  Mr. Peckman will remain as a Director of the Company but will no longer be “independent” under the applicable SEC and NASDAQ rules.  Effective April 26, 2010, Mr. Peckman has resigned from all Board committees.  Director Louis Castle will replace Mr. Peckman as the Audit Committee Chair.  Director Daniel Wade will replace Mr. Castle as the Compensation Committee Chair.  Director John Bailey will remain Governance Committee Chair.  Thus, the Company will continue to have only “independent” directors on its Audit, Compensation, and Governance Committees.

Mr. Peckman, 61 years old, has been a member of our Board since June 2007 and became our non-executive Chairman of the Board in November 2008. Mr. Peckman also served as the Chairman of the audit committee. Mr. Peckman is an attorney and certified public accountant. Since 2006, Mr. Peckman has been the Chief Executive Officer of The Peckman Company, a Las Vegas-based consulting and investment company.  Mr. Peckman joined the Las Vegas-based Greenspun family in 1990 as the Chief Operating Officer of The Greenspun Corporation, a privately owned company with business interests in the areas of real estate, media, communications, travel and tourism, gaming and technology. In 2004, he was promoted to Chief Executive Officer of The Greenspun Corporation and retired in 2006.  Prior to 1990, Mr. Peckman was the Managing Partner of the Las Vegas office of McGladrey and Pullen, a national accounting firm.

For his service as CEO, Mr. Peckman will be paid based on an annual base salary of $500,000 per year, on a pro-rated basis for the number of months in which he serves as interim CEO.  This service is on a month-to-month basis.  He will also be eligible for a bonus on the same basis as the other senior executives, based 80% on the Company’s performance and 20% on his individual performance, but again, pro-rated for the actual number of months of Mr. Peckman’s service as interim CEO.  Mr. Peckman’s base compensation and bonus arrangement for FY2010 are identical to those which were in place for Mr. Parrott.  Furthermore, Mr. Peckman will be eligible to be considered by the Board for an equity grant, which decision the Board shall make at the end of Mr. Peckman’s service as interim CEO.  The Board will consider factors such as the Company’s performance during Mr. Peckman’s interim CEO status, how long Mr. Peckman served in that role, the equity award Mr. Peckman already received in March 2010 for serving as Chairman of the Board and Chairman of the Audit Committee and other factors which it deems relevant.  Any equity award which the Board determines Mr. Peckman should receive will take account of and would be in addition to the equity award he received in March 2010, and Mr. Peckman will not be required to forfeit any of the equity granted in March 2010.  Mr. Peckman, however, will receive no cash compensation for serving as a Director since he is no longer, while serving as interim CEO, an Independent Director.

With respect to the disclosure required pursuant to Section 401(d) of Regulation S-K, there are no family relationships among and between Mr. Peckman and any director or executive officer of the Company. With respect to Section 404(a) of Regulation S-K, there are no relationships or related transactions between Mr. Peckman and the Company that would be required to be reported.

The full text of the press release is furnished as Exhibit 99.1 to this report.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

99.1   Press release dated April 26, 2010, announcing Phillip C. Peckman as the Company’s interim CEO.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SHUFFLE MASTER, INC.
(Registrant)

Date: April 29, 2010

/s/ LINSTER W. FOX
Linster W. Fox
Chief Financial Officer